Tarsus Reports Second Quarter 2025 Financial Results and Recent Business Achievements

Record quarterly net product sales of $102.7 million achieved within two years of our XDEMVY® launch, an increase of 152% year over year

Direct-To-Consumer campaign has activated new patients, expanded base and depth of prescribers and led to a meaningful increase in prescriptions

Pipeline advancements and global efforts remain on track

Management to host conference call today, August 6, 2025, at 1:30 p.m. PT / 4:30 p.m. ET

IRVINE, Calif., August 6, 2025 (GLOBE NEWSWIRE) -- Tarsus Pharmaceuticals, Inc. (NASDAQ: TARS), today announced financial results for the second quarter ended June 30, 2025.

“As we approach the two-year anniversary of the XDEMVY launch, we have delivered our strongest quarter to date with over $100 million in net sales and established XDEMVY as the standard of care for Demodex blepharitis,” said Bobak Azamian, M.D., Ph.D., Chief Executive Officer and Chairman of Tarsus. “We now believe its peak potential is even greater than we initially expected at launch. With strong ongoing commercial execution, a differentiated pipeline, and a focus on category creation, we remain confident in our ability to drive sustained growth and position ourselves for long-term leadership in eye care.”

Recent Business and Clinical Highlights
•XDEMVY is one of the fastest growing and best-selling launches in the prescription eye drop segment with Q2 results of:
◦$102.7 million in net product sales.
◦Approximately 91,000 bottles distributed to patients.
◦More than 90% of commercial, Medicare and Medicaid lives covered.
◦Approximately 45% gross-to-net discount.

•The Company’s action-oriented direct-to-consumer (DTC) advertising campaign meaningfully contributed to prescription growth, resulting from new patients and subsequent increase in Eye Care Professionals (ECPs) diagnosing Demodex blepharitis and writing prescriptions.
◦Active consumer engagement on our XDEMVY.com website is up nearly 400% since the beginning of 2025.
◦Consumer unaided awareness of XDEMVY has more than tripled since the beginning of the DTC campaign.
◦More than 20,000 ECPs are now prescribing XDEMVY, a more than 30% increase since the beginning of 2025 and beyond the Company’s target list of approximately 15,000 ECPs.

•Clinical Development: the Company’s robust pipeline remains on track with plans to initiate:
◦A Phase 2 study of TP-04 (lotilaner ophthalmic gel) for the potential treatment of ocular rosacea, a highly prevalent and underserved eye disease with no FDA-approved therapy, in H2 2025.

◦A Phase 2 study of TP-05 (lotilaner oral tablet) for the potential prevention of Lyme disease in 2026.

•Global Expansion: Meetings with regulatory authorities in Japan remain on track for H2 2025 and potential European regulatory approval for a preservative-free formulation of XDEMVY is expected in 2027.

Second Quarter 2025 Financial Results
•    Product sales, net: were $102.7 million compared to $40.8 million for the same period in 2024, driven by approximately 91,000 bottles of XDEMVY delivered to patients compared to approximately 37,000 bottles delivered in the prior year period.

•    Cost of sales: were $6.2 million compared to $3.0 million for the same period in 2024, due to manufacturing costs related to XDEMVY, the royalty we pay on net product sales, and the amortization of the milestones paid to our licensor, which is being amortized over its remaining useful life.

•    Research and development (R&D) expenses: were $15.6 million compared to $12.3 million for the same period in 2024. The increase was primarily due to $0.8 million of increased TP-04 program expenses, $1.3 million of increased payroll and personnel-related costs, $1.0 million of increased early-stage programs, and $0.3 million of increased other indirect expenses. These increases were partially offset by $0.2 million of decreased TP-03 program expenses. Total R&D non-cash stock compensation expense was $1.9 million, which was consistent with $1.9 million in the same period in 2024.

•    Selling, general and administrative (SG&A) expenses: were $103.0 million compared to $58.8 million for the same period in 2024. The increase was due primarily to $7.1 million of increased payroll and personnel-related costs (including non-cash stock-based compensation), $30.2 million of increased commercial and marketing costs, including direct-to-consumer advertising costs, as we continued our commercial launch of XDEMVY, and $6.9 million of increased information technology applications, legal, professional, and other corporate expenses. Total SG&A non-cash stock compensation expense was $6.1 million, compared with $5.4 million in the same period in 2024.

•    Net loss: was $20.3 million, compared to $33.3 million for the same period in 2024. Basic and diluted net loss per share for the quarter ended June 30, 2025 was $(0.48), compared with $(0.88) for the same period in 2024.

•    Cash position: As of June 30, 2025, cash, cash equivalents and marketable securities were $381.1 million.

Year-to-Date 2025 Financial Results
•    Product sales: were $181.0 million compared to $65.5 million for the same period in 2024, driven by approximately 163,000 bottles of XDEMVY delivered to patients compared to approximately 63,000 bottles delivered in the prior year period.

•    Cost of sales: were $11.4 million compared to $4.7 million for the same period in 2024, due to manufacturing costs related to XDEMVY, the royalty we pay on net product sales, and the amortization of the milestones paid to our licensor, which is being amortized over its remaining useful life.

•    Research and development (R&D) expenses: were $30.0 million compared to $24.4 million for the same period in 2024. The increase was due to $2.2 million of increased compensation and other employee-related expense (including non-cash stock-based compensation), $0.6 million of other indirect expenses, $1.9 million of increased early-stage programs, $1.3 million of increased TP-04 program spend, and $0.2 million more program spend for TP-05, partially offset by $0.7 million of decreased TP-03 program spend. R&D non-cash stock compensation expense was $3.4 million, compared with $3.3 million in the same period in 2024.

•    Selling, general and administrative (SG&A) expenses: were $188.0 million compared to $110.4 million for the same period in 2024. The increase was due primarily to $16.6 million of increased payroll and personnel-related costs (including non-cash stock-based compensation), $55.9 million of increased commercial and marketing costs, including direct-to-consumer advertising costs, related to the commercial launch of XDEMVY, and $5.0 million of increased IT, legal, professional and other corporate expenses. SG&A non-cash stock compensation expense was $11.4 million, compared with $9.3 million in the same period in 2024.

•    Net loss: was $45.5 million, compared to $69.0 million for the same period in 2024. Year-to-date basic and diluted net loss per share was $(1.11), compared with $(1.89) for the same period in 2024.

Conference Call and Webcast
Tarsus will host a conference call and webcast to discuss its second quarter 2025 financial results and business highlights today, August 6, 2025, at 1:30 p.m. PT / 4:30 p.m. ET. A live webcast will be available on the events section of the Tarsus website. A recorded version of the call will be available on the website shortly after the completion of the call and will be archived there for at least 90 days.

About XDEMVY®
XDEMVY (lotilaner ophthalmic solution) 0.25%, formerly known as TP-03, is a novel prescription eye drop designed to treat Demodex blepharitis by targeting and eradicating the root cause of the disease – Demodex mite infestation. XDEMVY was evaluated in two pivotal trials collectively involving more than 800 patients. Both trials met the primary endpoint and all secondary endpoints, with statistical significance and no serious treatment-related adverse events. Most patients found the XDEMVY eye drop to be neutral to very comfortable. The most common ocular adverse reactions observed in the studies were instillation site stinging and burning which was reported in 10% of patients. Other ocular adverse reactions reported by less than 2% of patients were chalazion/hordeolum (stye) and punctate keratitis.

XDEMVY Indication and Important Safety Information

INDICATIONS AND USAGE
XDEMVY is indicated for the treatment of Demodex blepharitis.

Most common side effects: The most common side effect in clinical trials was stinging and burning in 10% of patients. Other side effects in less than 2% of patients were chalazion/hordeolum and punctate keratitis.

For additional information, please see full prescribing information available at: https://xdemvy.com/.

About TP-03
TP-03 (lotilaner ophthalmic solution) 0.25% is a novel therapeutic designed to treat Demodex blepharitis by targeting and eradicating the root cause of disease – Demodex mite infestation. It was approved by the FDA in 2023 under the brand name XDEMVY® for the treatment of Demodex blepharitis. Lotilaner is a well-characterized anti-parasitic agent that paralyzes and eradicates Demodex mites by selectively inhibiting parasite-specific gamma-aminobutyric acid-gated chloride (GABA-Cl) channels. It is a highly lipophilic molecule, which may promote its uptake in the oily sebum of the eye lash follicles where the mites reside.

About TP-04
TP-04 is an investigational sterile aqueous gel formulation of lotilaner. Tarsus is studying TP-04 for the potential treatment of ocular rosacea (OR).

About TP-05
TP-05 is an investigational oral systemic formulation of lotilaner. TP-05 is believed to be the only non-vaccine, drug-based, preventative therapeutic in development designed to kill ticks to potentially prevent Lyme disease transmission.

About Tarsus Pharmaceuticals, Inc.
Tarsus Pharmaceuticals, Inc. applies proven science and new technology to revolutionize treatment for patients, starting with eye care. Tarsus is advancing its pipeline to address several diseases with high unmet need across a range of therapeutic categories, including eye care, dermatology, and infectious disease prevention. XDEMVY (lotilaner ophthalmic solution) 0.25% is FDA approved in the United States for the treatment of Demodex blepharitis. Tarsus is also developing TP-04 for the potential treatment of ocular rosacea and TP-05 as an oral tablet for the potential prevention of Lyme disease, all of which are in Phase 2.

Forward-Looking Statements
Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include statements regarding the potential commercial success and growth of XDEMVY in Demodex blepharitis, including market size, acceptance, demand, prescription fill rate and adoption rate for XDEMVY; our ability to successfully implement and continue our new direct-to-consumer campaign; our ability to achieve and maintain distribution and patient access for XDEMVY and timing and breadth of payer coverage; our ability to continue to educate the market about Demodex blepharitis; our ability to initiate planned clinical studies; anticipated regulatory and development milestones including potential Europe and Japan regulatory pathways and approval for XDEMVY; the results of our clinical studies; the test results of our pipeline formulations; our ability to continue investing in our business and actively evaluate external opportunities, and the quotations of Tarsus’ management. The words, without limitation, “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: Tarsus is heavily dependent on the successful commercialization of its lead product, XDEMVY for the treatment of Demodex blepharitis and the development and regulatory approval and commercialization of its current and future product candidates; Tarsus’ ability to obtain and maintain regulatory approval for and successfully commercialize its products, including XDEMVY for the treatment of Demodex blepharitis, and its product candidates to meet existing and future regulatory standards; Tarsus has incurred significant losses and negative cash flows from operations since inception and anticipates that it will continue to incur significant expenses and losses for the foreseeable future; Tarsus’ capital requirements are difficult to predict and may change; Tarsus may need to obtain additional funding to achieve its goals and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force Tarsus to delay, reduce, or eliminate its product development programs, commercialization efforts or other operations; Tarsus may not be successful in educating healthcare professionals and the market about the need for treatments specifically for Demodex blepharitis and other diseases targeted by XDEMVY or our product candidates; the development and commercialization of Tarsus products is dependent on intellectual property it licenses from Elanco Tiergesundheit AG; Tarsus expects to expand its development, regulatory, operational, sales, and marketing capabilities and Tarsus may encounter difficulties in managing its growth, which could disrupt its operations; the sizes of the market opportunity for XDEMVY and Tarsus’ product candidates, particularly TP-04 for the potential treatment of ocular rosacea, as well as TP-05 for the potential prevention of Lyme disease, have not been established with precision and may be smaller than estimated; the results of Tarsus’ earlier studies and trials may not be predictive of future results; any termination or suspension of, or delays in the commencement or completion of, Tarsus’ planned clinical trials could result in increased costs, delay or limit its ability to generate revenue and adversely affect its commercial prospects; if Tarsus is unable to obtain and maintain sufficient intellectual property protection for its product candidates, or if the scope of the intellectual property protection is not sufficiently broad, Tarsus’ competitors could develop and commercialize products similar or identical to Tarsus’ products; and if Tarsus is unable to access capital (including but not limited to cash, cash equivalents, and credit facilities) and/or loses capital, as a result of potential failure of any financial institutions that Tarsus does business with directly or indirectly. Further, there are other risks and uncertainties that could cause actual results to differ from those set forth in the forward-looking statements and they are detailed from time to time in the reports Tarsus files with the Securities and Exchange Commission, including Tarsus’ Form 10-K for the year ended December 31, 2024 filed on February 25, 2025 and the most recent Form 10-Q quarterly filing filed with the SEC on August 6, 2025, which Tarsus incorporates by reference into this press release, copies of which are posted on its website and are available from Tarsus without charge. However, new risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risk factors and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements contained in this earnings release are based on the current expectations of Tarsus’ management team and speak only as of the date hereof, and Tarsus specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Media Contact:
Adrienne Kemp
Sr. Director, Corporate Communications
(949) 922-0801
akemp@tarsusrx.com

Investor Contact:
David Nakasone
Head of Investor Relations
(949) 620-3223
DNakasone@tarsusrx.com

TARSUS PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Product sales, net	$102,660	$40,813	$180,995	$65,533
License fees and collaboration revenue	—	—	—	2,894
Total revenues	102,660	40,813	180,995	68,427

Operating expenses:
Cost of sales	6,237	3,004	11,448	4,658
Research and development	15,594	12,319	30,003	24,385
Selling, general and administrative	103,013	58,792	188,008	110,370
Total operating expenses	124,844	74,115	229,459	139,413
Loss from operations before other income (expense)	(22,184)	(33,302)	(48,464)	(70,986)
Other income (expense):
Interest income	4,229	4,130	7,683	7,247
Interest expense	(2,240)	(2,109)	(4,453)	(3,092)
Loss on debt extinguishment	—	(1,944)	—	(1,944)
Other income (expense), net	(145)	(65)	(226)	(246)
Total other income (expense), net	1,844	12	3,004	1,965
Net loss	$(20,340)	$(33,290)	$(45,460)	$(69,021)

Unrealized gain (loss) on marketable securities and cash equivalents	(46)	(113)	(140)	(174)
Comprehensive loss	$(20,386)	$(33,403)	$(45,600)	$(69,195)

Net loss per share, basic and diluted	$(0.48)	$(0.88)	$(1.11)	$(1.89)
Weighted-average shares outstanding, basic and diluted	42,360,452	37,823,233	40,869,364	36,530,756

TARSUS PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS
(In thousands, except share and par value amounts)

	June 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$96,648	$94,819
Marketable securities	284,495	196,557
Accounts receivable, net	58,334	46,760
Inventory	3,873	2,620
Other receivables	1,906	1,299
Prepaid expenses	29,173	14,650
Total current assets	474,429	356,705
Restricted cash, non-current	2,563	2,562
Inventory, non-current	2,532	2,533
Property and equipment, net	3,182	2,314
Intangible assets, net	7,846	8,326
Operating lease right-of-use assets	229	552
Long-term investments	3,000	3,000
Other assets	1,213	999
Total assets	$494,994	$376,991
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$78,641	$64,789
Accrued payroll and benefits	11,612	15,823
Total current liabilities	90,253	80,612
Long-term debt, net	72,129	71,845
Total liabilities	162,382	152,457
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized; 42,210,972 shares issued and outstanding at June 30, 2025 (unaudited); 38,349,826 shares issued and outstanding at December 31, 2024	6	6
Additional paid-in capital	738,237	584,559
Accumulated other comprehensive income (loss)	39	179
Accumulated deficit	(405,670)	(360,210)
Total stockholders’ equity	332,612	224,534
Total liabilities and stockholders’ equity	$494,994	$376,991